CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 27, 2004, accompanying the consolidated financial statements included in the Annual Report of New Horizons Worldwide, Inc. on Form 10-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statement of New Horizons Worldwide, Inc. on Form S-8 (Nos. 333-16903 and 333-56585).

/s/    GRANT THORNTON LLP

Irvine, California
February 27, 2004